Exhibit 10.1

Idearc Inc.
Summary of 2009 Short-Term Incentive Award Program

In the first quarter of 2009, the Board of Directors (the “Board”) of Idearc Inc. (the “Company”), at the recommendation of the Human Resources Committee of the Board, approved the terms of the short-term incentive award program for the Company’s executive officers and other employees for 2009.  The 2009 short-term incentive award program includes two components:  an annual incentive component and an opportunity incentive component.  Each component is summarized below.  The awards for executive officers were granted under the Idearc Inc. 2008 Incentive Compensation Plan (the “2008 Plan”).

Annual Incentive Component

The Board established target awards under the annual incentive component for each executive officer of the Company based on a percentage of the officer’s base salary, which target is 100% for the chief executive officer and 80% for all other executive officers.  Award payouts under this component will be based on the Company’s achievement of performance targets specified in the 2008 Plan, including print published revenue, Internet revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) for the period beginning January 1, 2009 and ending December 31, 2009.  Achievement of 100% of the combined measure of performance will result in award payouts equal to the target awards.  At 90% achievement, which is the minimum threshold for award payouts under the annual incentive component, award payouts will be equal to 25% of the target awards.  At 112.5% achievement, which is the maximum under the annual incentive component, award payouts will be equal to 200% of the target awards.  Awards under the annual incentive component, if achieved, will be paid in cash during the first quarter of 2010.

Opportunity Incentive Component

The Board established target awards under the opportunity incentive component for each executive officer of the Company based on a percentage of the officer’s base salary, which target is 29.26% for the chief executive officer and 23.41% for all other executive officers.  Award payouts under this component will be based on the Company’s achievement of performance targets during the six months ended June 30, 2009 related to multi-product revenue, digital directory implementation, and the implementation of specific technology initiatives and media consultant and mobility initiatives.  No awards will be paid under the opportunity incentive component unless 100% of the revenue target is achieved.  Assuming achievement of the revenue target, the achievement of 100% of the combined measure of performance related to implementation of the initiatives described above will result in award payouts equal to the target awards.  The target award is the maximum award payable under the opportunity incentive component.  At 80% achievement, which is the minimum threshold for award payouts assuming the revenue target is achieved, award payouts will be equal to 80% of the target awards.  Awards under the opportunity incentive component, if achieved, will be paid in cash during the third quarter of 2009.